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This filing relates to a planned merger (“Merger”) between Alkermes, Inc. and the global drug delivery technologies business of Elan (known as “EDT”) (such combination, the “Business Combination”) pursuant to a Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”) by and among Elan Corporation, plc (“Elan”), a public limited company incorporated in Ireland, Antler Science Two Limited, a private limited company incorporated in Ireland, Elan Science Four Limited, a private limited company incorporated in Ireland, EDT Pharma Holdings Limited, a private limited company incorporated in Ireland, EDT US Holdco, Inc., a Delaware corporation, Antler Acquisition Corp., a Pennsylvania corporation and direct wholly owned subsidiary of U.S. Holdco, and Alkermes, Inc., a Pennsylvania corporation. The businesses will be combined under New Alkermes, a new holding company incorporated in Ireland that will be re-registered as a public limited company, and renamed Alkermes, plc, at or prior to the completion of the Business Combination. The Business Combination Agreement is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by Alkermes, Inc. on May 9, 2011.
The following is the transcript of an investor presentation made on June 6, 2011 at the Jefferies & Co. Global Healthcare Conference by Richard Pops, Chairman, President, and Chief Executive Officer of Alkermes, Inc.
Forward Looking Statements
Information set forth herein contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. Alkermes, Inc. cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving EDT and Alkermes, including future financial and operating results, the combined company’s plans, objectives, expectations (financial or otherwise) and intentions and other statements that are not historical facts.
The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of Alkermes, Inc.’s stockholders to approve the transaction; the outcome of pending or potential litigation or governmental investigations; the risk that the businesses will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; uncertainty of the expected financial performance of Alkermes plc following completion of the proposed transaction; Alkermes plc’s ability to achieve the cost savings and synergies contemplated by the proposed transaction within the expected time frame; disruption from the proposed transaction making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; and the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed merger and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies. Additional information and other factors are contained in Alkermes, Inc.’s filings with the Securities and Exchange Commission, including Alkermes, Inc.’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other SEC filings, which are available at the SEC’s web site http://www.sec.gov. Alkermes, Inc. disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.
Important Additional Information and Where to Find It
This communication does not constitute an offer to sell, or the solicitation of an offer to sell, or the solicitation of an offer to subscribe for or buy, any securities nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
In connection with the proposed merger, Alkermes plc will file with the SEC a registration statement on Form S-4 that will include a preliminary prospectus regarding the proposed merger and Alkermes, Inc. will file with the SEC a proxy statement in respect of the proposed merger. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to Alkermes, Inc.’s stockholders in connection with the proposed merger. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ALKERMES, EDT AND THE PROPOSED MERGER. You may obtain a copy of the registration statement and the proxy statement/prospectus (when available) and other related documents filed by Alkermes and Elan with the SEC regarding the proposed merger as well as other filings containing information about Alkermes, Elan and the merger, free of charge, through the web site maintained by the SEC at www.sec.gov, by directing a request to Alkermes, Inc.’s Investor Relations department at Alkermes, Inc., 852 Winter Street, Waltham, Massachusetts 02451, Attn: Investor Relations or to Alkermes, Inc.’s Investor Relations department at (781) 609-6000 or by email to financial@alkermes.com. Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, when available, without charge, from Alkermes, Inc.’s website at www.Alkermes.com under the heading “Investor Relations” and then under the heading “SEC Filings”.
Participants in Solicitation
This communication is not a solicitation of a proxy from any Alkermes, Inc. shareholder. Alkermes, Inc. and its directors, executive officers and certain other members of management and employees may, however, be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in respect of the proposed merger will be set forth in the registration statement and the proxy statement/prospectus when it is filed with the SEC. You can find information about Alkermes, Inc.’s directors and executive officers in its definitive proxy statements filed with the SEC on July 29, 2010. You can obtain free copies of these documents as described above.

FINAL TRANSCRIPT

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Conference Call Transcript

ALKS - Alkermes Inc at Jefferies & Co. Global Healthcare Conference

Event Date/Time: Jun 06, 2011 / 07:00PM GMT

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Final Transcript

Jun 06, 2011 / 07:00PM GMT, ALKS — Alkermes Inc at Jefferies & Co. Global Healthcare Conference
CORPORATE PARTICIPANTS
Richard Pops
Alkermes Inc. — Chairman, President, CEO
CONFERENCE CALL PARTICIPANTS
David Windley
Jefferies & Co. — Analyst
PRESENTATION

David Windley — Jefferies & Co. — Analyst
Okay. Welcome, everybody. Again, thanks for being at Jefferies Global Healthcare Conference, very pleased to have with us Alkermes and Richard Pops. Richard is — serves as Chairman, President and Chief Executive Officer of Alkermes. He assumed the role of Chairman of the Board in 2007 and has presided as CEO for the better part of the last 10 years, one brief hiatus in there, right?
So Alkermes recently announced its plans to acquire Elan Drug Technologies, or EDT, for $960 million, and the deal expected to close in calendar third quarter of this year. So I am going to turn it over to Richard to tell us all about it. Thank you.

Richard Pops — Alkermes Inc. — Chairman, President, CEO
Thank you, Dave, and thanks for inviting us to the conference. It looks like a great one.
I will start with the necessary formalities, first of all relates to our forward-looking statements and our risk factors. We always do encourage folks to take a look at the way we articulate the risks of our business in our SEC filings. There are many and we do our best to try to describe them to you as investors.
Further, if you have luck reading this I applaud you. Because of the EDT transaction that Dave just mentioned we are actually on the threshold of beginning registration, so it’s important that I say that none of this is soliciting anyone’s vote or proxy as it relates to the EDT transaction. We will file a registration statement soon. You will be able to review the whole transaction and it will actually go to a full shareholder vote sometime towards the end of the summer and the beginning of the fall.
And with that we can now move into the more fun part of the presentation. So we will talk today primarily about this EDT transaction. And it’s a really interesting one. It’s a fun one to describe because it’s very nuanced. There is multiple layers of interesting features in the EDT transaction.
At the top line, though, you should think about it as being a fundamentally transformational type of deal for the Company along two axes. Number one is financially, which is fairly easy to understand, but also operationally how we are going to run this combined business going forward.
Financially there is a lot of things to get excited about right off the bat. First of all, it takes Alkermes into a position of being immediately profitable on a cash basis. And over time, as we model this business going forward, that profitability increases with expanding adjusted EBITDA margins and the top line growing, as well over time. That is driven by products that we will talk about in a second.
So the transaction is immediately accretive because Alkermes on a standalone basis was still in a losing money position as we invested aggressively in this R&D-driven pipeline, which you will hear more about now because it’s beginning to bear fruit. And the combined business we think it is going to have a tremendous additive effect.
If you look at the two companies tougher on a pro forma combined basis with the trailing 12 months for EDT and for Alkermes, what it looks like is about a Company of $450 million of revenue at the top line and growing and positive EBITDA.

Final Transcript

Jun 06, 2011 / 07:00PM GMT, ALKS — Alkermes Inc at Jefferies & Co. Global Healthcare Conference
And what’s interesting about the Company now is that it is going to become an Irish company because EDT has been operating in Ireland for the past 40 years or so because we will have a very, very large manufacturing site in Athlone, Ireland, as well as over 400 employees in Ireland. We have the track record, and the longevity and the sustaining aspects of Irish business. Alkermes PLC will emerge as the combined Company, which has very favorable structure advantages.
Operationally, it takes the Company to a different level. We become a more global Company with a proven track record of innovation. Between EDT and ourselves I think we are known as probably the two most leading drug delivery companies who have gotten the most drugs, the most important drugs based on new formulation technologies through the regulatory process and into the market.
The combined Company is going to be viewed increasingly as a product story driven by proprietary products. And the focus of those proprietary products is in treatment of diseases of the central nervous system. This is highly differentiated and we like this area very much because of the scarcity of competition in the area, but when we define CNS we don’t need CNS in terms of novel, unproven, speculative biological targets. We are working in areas where they have shown themselves to be minimal to drug development, schizophrenia, depression, pain, addiction and the like.
And I think that we are going to have a very special Company with a pipeline that is going to become self-evident over time. And so with 1,200 employees with R&D expertise based on these proprietary technologies and manufacturing skills we have developed over time and proven world-class manufacturing, both here in the US and in Ireland, we think it’s a really, really strong foundation to grow.
The anchors of the financial profile of the Company are driven by — are these five major products. EDT is incredibly successful in getting drugs developed. They have over 25 approved products, but the key for the combined Company is — are these five pillars.
And what is so exciting about building the Company based on these five is the fact that they are all very important drugs in their class. They all have extremely long patent lives. They are very, very differentiated with a long runway ahead of them and the five are what are listed here, Ampyra, Vivitrol, Bydureon, Risperdal Consta and Invega Sustenna.
Ampyra, you may know, is a drug that is sold in the US by Acorda and will be sold in Europe by Biogen. This is a drug actually developed by EDT, and as a result EDT has a very large commercial interest or economic interest in the product with 18% of the top-line sales going to EDT and Alkermes PLC. That — it’s a treatment to improve walking in patients with multiple sclerosis. It launched very, very quickly. It’s a very exciting drug in its space and it was just recently recommended for approval in Europe as well. The patent life is now in the US into 2026.
Vivitrol is 100% proprietary product of ours, well known to many of you, indicated for the treatment of opioid dependent and alcohol dependence on patent into 2029, with a brand new launch happening in this opioid space with a tremendous amount of excitement around that as well. We capture 100% of the top line in the US for that product.
Bydureon, well known to all of you, Bydureon developed in collaboration with Amylin, we have an 8% royalty on this product. It’s on patent into 2025, recently recommended for approval in Europe and on the threshold of resubmission in the US as well. Bydureon we think has the potential to be a blockbuster product in Type 2 diabetes, 100% margin product to us at 8%.
Risperdal Consta and Invega Sustenna, you can think of them as a couplet. This is — these are the two most important treatments in the long-acting atypical antipsychotic space.
Risperdal Consta was the first drug developed by Alkermes with J&J, on patent until 2021. It’s about $1.5 billion product worldwide, now sold in 90 countries around the world. We have about a 7.5% net royalty on this product.
Invega Sustenna is the next product to move into this space, also sold by Johnson & Johnson, a once-a-month formulation and one of the metabolites of risperidone called palilperidone. So Invega Sustenna is the once-a-month injection based on EDT technology and together these two products are the most important products in this space as it’s currently configured. And we have about an equivalent royalty on Sustenna as we do on Risperdal Consta with patent life into 2019.
And very difficult for all of these products to be substituted by generics thereafter it’s a real interesting mix because in a business that is characterized by patent expiration and looming cliffs on revenue, Alkermes PLC is going to have this — these five pillars of approved products post-regulatory risks. All these drugs are approved or recommended for approval, with the exception of Bydureon in the US, with a long life ahead of them at high margin, increasing margin to us. So it’s an exciting mix for the base of the Company.

Final Transcript

Jun 06, 2011 / 07:00PM GMT, ALKS — Alkermes Inc at Jefferies & Co. Global Healthcare Conference
The Some of the drill down in some of these programs are — and I won’t spend much time on this at all, but the 18% manufacturing royalty rate on this gives us a tremendously important share of the end market sales of Ampyra over time. And now with you — with the approval in Europe pending we now have both geographic territories of interest that originally when we first started off working on this we were focused primarily on the US market opportunity.
Vivitrol is a fascinating molecule because it’s a drug that has demonstrated safety and efficacy in clinical trials and has been approved in the alcohol indication and in the opioid dependency indication. With patent life now into 2029 the product has started quite small in the alcohol indication, but it’s growing nicely. It’s growing in a linear way and with new indication for the treatment of opioid dependence, which is an indication that there is a severe unmet medical need in the US we think that this has an opportunity to grow nicely over time.
Bydureon, as I mentioned, is a long-acting version of Amylin’s Byetta. So this is a drug, well the first of a new class of drugs called GLP-1 agonists. These are drugs that are really remarkable in terms of their ability to control glucose, provide opportunity for weight loss and to be well tolerated in patients with Type 2.
The first formulation of Byetta is a twice-a-day injection [mid dro] sales of about $538 million in the trailing 12 months. This is a once-a-week formulation. We are also developing once-a-month formulation and improve even more patient-friend versions of the once-a-week formulation, with patent life for a very, very long time with strong marketing partners in Amylin and Eli Lilly and for us a pure royalty. We don’t manufacture this product. We tech transferred this a couple years ago, so this will be 100% margin product to us, profitable from the first vial sold.
As I mentioned before, Consta and Sustenna represent this incredibly powerful paring of the two most important long-acting atypical antipsychotics. So Risperdal Consta is actually approved for both schizophrenia and Bipolar Disorder in the US. And it’s J&J’s third largest pharmaceutical brand. This is a surprise to many people.
This product has been approved. Its first approvals were in 2002 in the US and 2003/‘04 and it has been growing. And it grows each year not necessarily because of anything other than its very, very strong demonstrated pharmacoeconomic outcomes in large patient studies across multiple countries in the world.
So patients who are nominally stabilized on oral antipsychotic medicines go onto Risperdal Consta and you see better patient outcomes in terms of reduced hospitalization rates and other measures. So it’s a very important drug. As I mentioned, it’s on patent to the end of the decade and is a long-acting sustained relation injectible. It’s very, very difficult to conceive of making a substitutable product as a generic thereafter.
We manufacture this drug for J&J for use around the world. We get paid 10% of the total end user sales around the world and we say model that around 7.5% net is our share. And even with these numbers, at $1.5 billion around the world, it still represents a de minimis share of the US market share for antipsychotic sales. In part, we think that is going to grow. It’s going to change as new entrants come into the market and drive more and more utilization of long-acting injectibles, particularly in schizophrenia.
And so its counterpart then becomes Invega Sustenna. And for years we were trying to figure out whether Sustenna would have a negative impact on Risperdal Consta sales, or whether it would come into the market and grow the market. Now they are both on the same team and we actually see them both as contributing to the growth of the market.
Sustenna, as I mentioned, is a long-acting form of a drug called paliperidone, based on EDT’s technology which is called NanoCrystals, which is a way of making very, very fine particles that infer different benefits when injected in vivo.
This drug is approved in the US, in Europe, just recently in Europe and now it’s beginning its rollout in multiple countries around the Europe Union, patent life into 2019, a royalty structure — interestingly, and it is structured differently because we won’t manufacture this one for J&J. This is a royalty play, but the tiering of the royalties tends to settle out at about a push to what we have with Risperdal Consta, so just coincidentally the economics work out to be essentially equivalent.
As we then think about how these revenues and these profits flow through the Alkermes PLC, they don’t exist on a standalone basis. As they grow in time our own proprietary pipeline begins to add into it and grow the top line and also I think expand the multiple for this Company because the Company is going to be driven by innovation, not just mining the already approved products.
Many of you have been following the development of our pipeline over the last few years and it has been moving very, very quickly and very, very well. But what is interesting is how the combined Company tends to have this central nervous system focus, as I mentioned at the outset, and

Final Transcript

Jun 06, 2011 / 07:00PM GMT, ALKS — Alkermes Inc at Jefferies & Co. Global Healthcare Conference
that the areas that you will see us developing drugs in include schizophrenia, depression, reward disorders, pain, opioid-induced constipation and MS.
On the schizophrenia side I will point out a couple things for you. First of all, the new entrant to this, which is essentially driven by the successes of Risperdal Consta and Invega Sustenna, is a drug we call 9070. 9070 is a new chemical entity, a brand new drug which metabolizes in the body to the active agent in the drug called Abilify, or aripiprazole.
So this is designed to be our first and on — sorry, I need to go back to this. Well, I clicked it wrong. Can I go back one? Is that possible?

David Windley — Jefferies & Co. — Analyst
Yes.

Richard Pops — Alkermes Inc. — Chairman, President, CEO
Well, I can do that. I thought that was the laser pointer. It’s even better. So 9070 is a proprietary product of ours which is designed to be a once-a-month form of Abilify at the end of the day, so a single injection for the treatment of schizophrenia that metabolizes into the aripiprazole in [inordinate] injections each month.
This is being tested now in human clinical trials with data expected at the end of this month. At the end of this month we will have data from that first study that shows the pharmacokinetic profile of single doses of various escalating doses of 9070. From here, with positive data we would move aggressively into a pivotal result in the program for 9070.
The depression we are developing a drug called ALKS 33 in combination with buprenorphine. This is a drug that we have developed also for the treatment of cocaine dependence as — and that is funded by the National Institutes of Drug Abuse. The combination of ALKS 33, which is a proprietary small molecule compound with buprenorphine has the potential to go after the refractory depression patients. And this is based on clinical data of ours based on ALKS 33 and literature suggesting that a combination of opiate receptor antagonism — and agonism can work in this indication.
In the, well, field of reward disorders this is something we know quite well from our work with Vivitrol. We are testing ALKS 33, as I mentioned, with buprenorphine. We are also — this is where we are sitting with Vivitrol for opioid and alcohol dependency as well.
For ALKS 33 on a standalone basis as a single agent molecule we are testing it in Phase II for binge eating disorder. In binge eating disorder we expect that data this summer. And this will be a very interesting data to look at a form of eating disorder that is driven by the same impulse control or reward disorder that we think we are tapping into with our work with Vivitrol. So that is going to be important for us this year to see the data from the 33 in binge.
In pain, at the top of the list is a product that EDT has been working on. This is called Meloxicam IV. It has completed a Phase II study and is on the threshold of Phase III, an intravenous formulation, a nanoparticular formulation of a non-steroidal anti-inflammatory drug designed to be used to avoid the use of morphine in the hospital, quite interesting.
ZX002 is another pain product developed by EDT being tested by a company called Zogenix. It’s in Phase III clinical trials with submission to the FDA expected in the first quarter of next year.
ALKS 36 is our combination of an opioid-induced constipation molecule, or ALKS 37, coupled with an opioid agonist, which leads to this OIC opioid-induced constipation for ALKS 37. Opioid-induced constipation is a major clinical phenomenon now, driven by the number of patients who are receiving opioid-based pain killers, a large fraction of these patients, and we are in excess of 50% are experiencing constipation that requires modification of their dose or changing their drug.
So the idea is a very simple one. Create an opioid receptor modulator that doesn’t get into the brain that affects the GI system favorably and doesn’t attenuate pain relief. We have tested this drug now in a multicenter Phase II human proof of concept study with very favorable results. Those data were presented a couple weeks ago at the Digestive Disease Week. This is a molecule, all small molecule proprietary compound moving into it later stage or pivotal phase of its development, so we are quite excited about that one as well. So there is a lot going on, on top of those five pillars that I was mentioning before.

Final Transcript

Jun 06, 2011 / 07:00PM GMT, ALKS — Alkermes Inc at Jefferies & Co. Global Healthcare Conference
So we like the timing of this transaction because it seemed to fit quite well with where we were. We saw Alkermes on a standalone basis as right on the threshold of accelerating growth, as Bydureon came into the market, as the pipeline matured, as Vivitrol began to get its legs. The same is true at EDT.
EDT has had notable success over the years, but was ready for another leg of growth based on the recent approvals of Amphyra and Invega Sustenna. When we began to look at operationally then how we would run this Company, we see that the type of scientific foundations that each company had built, remarkably complementary, arguably two of the strongest companies in the world in terms of advanced formulation development, manufacturing and the like.
The cultures mesh very, very well. The CNS focused product portfolios tended to derive from the fact that often these advanced formulations are directed towards clinical indications where patients are unwilling or unable to take their medications every day and many CNS indications fit that. So with the combined top line, the combined bottom line, with the combined cash flows it just gives us a financial capability to invest in our pipeline aggressively while also delivering on the top end and in the bottom line.
EDT is a company that many of you have been able to follow separately. The folks at Elan had done a good job of splitting out the results of EDT over the years. And in fact, if you have been around for a long time you will recognize that Elan, along with [Alva] were the original major drug delivery companies many, many years ago.
And as Elan’s bioneurology experience and capabilities became more and more to the forefront, the EDT business was one that many investors didn’t focus on, but it continued to be one of the preeminent assets in the world, 40-year history with over 35 approved drugs, a current commercial portfolio of 22 marketed drugs. The two key technology platforms are these nanoparticulates, or NanoCrystals, and then oral controlled release drug delivery technologies, with a track record of developing not just technologies for partnering with big pharma, but actually developing products themselves, Ampyra, Avinza, Naprelan and Verelan.
Now, EDT didn’t sell any of these themselves, but they have the capability to both design, develop and manufacture these types of products. And what we love so much about the combined business and but EDT on its own, the diversification of the royalty streams, which is — which makes such a stable financial platform for us.
So the mix of royalties and revenues in the business now is driven by the long list of products and the combination in both manufacturing, which happens in Athlone and in Gainesville, Georgia, as well as royalties. So the mix of manufacturing revenues and royalties, long patent lines and diversity of products is very, very robust. And you can see that for calendar year ‘10 you can see about $274 million of revenue and over $100 million of adjusted EBITDA. So when we mash that together with the Alkermes business, this is this resulting Alkermes PLC that we think is looking so exciting.
The key transaction terms are familiar to now I am sure. We are providing about $500 million of cash and 31.9 million shares of new Alkermes. When the transaction closes Elan becomes a substantial, about 25% owner of the combined Company.
There — this is a wonderful time to be borrowing money based on diversified stable cash flows. And that’s — we are actively in the market now. It should be a transaction that is quite straightforward for us to close at favorable debt rate, so we are really happy about the capital structure of the business.
And as I said, financially the pro forma combined Company is immediately profitable on a cash earnings basis and accretive to cash earnings. We will be guiding to you all, educating you on what we will call adjusted EBITDA. The actual GAAP earnings are going to become complicated by all kinds of noncash charges that come as a result of the accounting for the merger, so we will be looking at the cash generating potential as we guide you financially, which others in a similar position have done over time, so that shouldn’t be completely ailing to you.
The — as it is a transaction not entirely driven by synergies. It is driven more by the complementarity of the two businesses and the fact that we could pull the assets out of EDT in a form that were congruent with our operating business going forward. So the closing conditions are subject to our shareholder approval and customary conditions in HSR.
And we have a very clear shareholder agreement with Elan with respect to their ownership and disposition of 31.9 million shares, which we could share with you over. I think both Elan and we are quite pleased with how that looks. We expect it to close at the end of Q3 of calendar 2011.

Final Transcript

Jun 06, 2011 / 07:00PM GMT, ALKS — Alkermes Inc at Jefferies & Co. Global Healthcare Conference
So I will finish here. I am running out of time. We have guided to in just a top-line way without precision because we will actually give more formal guidance when we close the transaction, but we said looking at the pro forma combined of $450 million on the top line that about $80 million of pro forma adjusted EBITDA.
We expect double-digit growth rates in fiscal year ‘13 and beyond on the revenues. And we expect pro forma adjusted EBITDA margins 15% to 20% in fiscal year ‘12 and then expanding in ‘13 and beyond.
So they say a picture is worth a thousand words. This one you don’t have to go to business school to understand, Alkermes on a standalone basis to what Alkermes PLC looks like.
And I think is part of the reason why this is a transaction that is very easy for people on first flush to say, we understand it and it makes sense, but I suggest actually when you actually begin to model this business and understand the hydraulics of the P&L going forward through 2013, ‘14, ‘15, ‘16, as the proprietary products come on as well, you will see how diversified the revenue base is, moving from 85% dependence on a single product, Risperdal Consta, to a much more diversified platform with a lot of ways to win. You will begin to see why we are so excited about this transaction.
So I will finish where I started. I think it is transformational, but I don’t think it’s transformational in the sense where we are completely changing what we did. This accelerates the trajectory we were on, using advanced world-class formulation and manufacturing technologies to create proprietary products and high-value partnered products to diversify our cash flows and build what we think is going to be a really important CNS-focused proprietary products business going forward. So I will finish there. Thank you.

David Windley — Jefferies & Co. — Analyst
     We — so the breakout session will be in the [Maresco] Room, one level down. Thanks.

Richard Pops — Alkermes Inc. — Chairman, President, CEO
That’s great.

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